Beckstead and Watts, LLP

Certified Public Accountants

2425 W. Horizon Ridge Parkway

Henderson, NV 89052

702.257.1984 tel

702.362.0540 fax

Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the use of our report dated September 12, 2006 relating to the financial statements of Pet Express Supply, Inc. (formerly GPP Diversified, Inc.) for the years ended December 31, 2005 and 2004 and from September 11, 2003 (Date of Inception) to December 31, 2005 in the Registration Statement on Form SB-2 of Pet Express Supply, Inc. (formerly GPP Diversified, Inc.)

We also consent to the reference to Beckstead and Watts, LLP under the caption “Experts” in said registration statement.

Signed,

/s/ Beckstead and Watts, LLP

September 25, 2006